CONTRACTUAL JOINT VENTURE CONTRACT

Chapter 1

General Principles

Shanghai Changning District Central Hospital and U.S.-China Industrial Exchange, Inc., in accordance with the Law of the People's Republic of China on Chinese-Foreign Contractual Joint Ventures and other relevant laws and regulations of the PRC, through friendly discussions and in conformity with the principles of equality and mutual benefit have agreed to invest in and establish a contractual joint venture in Shanghai, China. The two parties have agreed that the joint venture undertaking will be a Shanghai United Family Hospital, Inc. (Hereinafter referred to as "the Hospital") in Shanghai, China. The two parties conclude this Contract for the contractual joint venture. The stipulations of the contract are as follows.

Article 1 Parties

The Parties to this Contract ("the Parties") are:

(1) Shanghai Changning District Central Hospital ("Party A")

Legal Address: 1111 Xian Xia Road, Shanghai, P.R.C.

Legal Representative: Mr. Xu Weiren

Title: President

Nationality: P.R.C.

Tel: 86-21-6290-9911

Fax: 86-21-6290-6478

(2) U.S.-China Industrial Exchange, Inc. ("Party B")

Legal Address: 7201 Wisconsin Avenue, Bethesda, Maryland, 20814, U.S.A.

Legal Representative: Ms. Roberta Lipson

Title: Chairman of the Board, CEO, President

Nationality: U.S.A.

Tel: 1-301-215-7777

Fax: 1-301-215-7719

Article 2 Parties' Legal Authority

Each Party represents that

(1) it is a valid legal person duly established under the laws of the People's Republic of China or the United States of America and represents that it enters into this Contract on its own account and that it possesses all necessary corporate powers and authority to enter into this contract, and to have its rights and to carry out its obligations hereunder;

(2) the representative who signs this contract on behalf of the Party has been authorized to do so;

(3) the obligations of this Contract become binding from the date the Contract goes into effect, that is, after final approval by the relevant approval authorities.

Chapter 2

Establishment of the Hospital

Article 3 Legal Status of the Hospital

(1) The Parties have agreed to cooperatively establish and manage the Hospital under the relevant laws of P.R.C. The Hospital shall be a limited liability entity with the status of an enterprise legal person in China. All activities of the Hospital shall comply with, and the rights and interests of the Hospital and the Parties shall be protected by, Chinese Law.

(2) The name of the Hospital shall be the Shanghai United Family Hospital.

(3) The legal address of the Hospital shall be 1111 Xian Xia Lu, Shanghai, PRC.

Article 4 Limitation of Liability

As a limited liability entity, each of the Parties to the Hospital shall be liable for the obligations of the Hospital only to the extent of the registered capital which it has agreed to contribute in accordance with the provisions regarding Capital Contributions set out below and shall have no other liability for the debts or obligations of the Hospital. Creditors of the Hospital (including taxation and other authorities) shall look only to the assets of the Hospital for payment. Subject to this limitation, the Parties shall share the profits of the Hospital as provided in this Contract.

Article 5 Legal Protection

The Hospital is a legal entity formed according to Chinese law. Its activities will be under the protection and jurisdiction of Chinese law and regulations.

Article 6 Approvals

This Contract and the Articles of Association of the Hospital shall be submitted to the appropriate government for examination and approval. The Parties will submit the documents for approval within 30 days of the date of this Contract. Party B shall, within 30 days of receiving the certificate of approval, apply to the administrative authorities for industry and commerce for registration of the Hospital and obtain its business license.

Article 7 Date of Establishment

The official date of establishment of the Hospital shall be regarded as the date on which its business license is issued.

Chapter 3

Purpose and Business Scope

Article 8 Purpose

The purpose of the Hospital will be to strengthen cooperation between the Parties through undertaking joint efforts, introducing internationally advanced medical organization management experiences, management and service patterns, and importing internationally advanced medical equipment and technology in order to provide the highest standards in the provisions of medical and health care to foreigners and Chinese in Shanghai and other parts of China, and to promote the development of medical services in China and get satisfied mutual economic benefit. The Parties will also enter into academic exchanges covering new diagnostic technology and management methods in order to create a base for developing international cooperation in the medical field of service.

Article 9 Business Scope and Scale

The Hospital shall provide medical and health care to foreigners and Chinese in China

The Hospital shall include the following diagnostic and treatment areas: Emergency treatment, gynecology and obstetrics, paediatrics, anaesthetics, paediatric surgery, preventative health care, lab services, medical imaging, internal medicine, surgery, GP, ophthalmology, traditional Chinese medicine, stomatology/dental medicine, psychiatry, dermatology, ENT.

The Scope of the Hospital: the Hospital will set up 80-100 inpatient beds, including 15-20 family style birthing rooms, 20 dental chairs. The number of impatient beds and dental chairs may be increased to meet future needs.

Article 10 Branch Organization

Under permitting conditions of the Chinese laws and provisions concerned, the Hospital may, after receiving the approval of the Board of Directors of the Hospital and examination and approval from the relevant Chinese government organizations, establish branch organizations within China.

Chapter 4

Total Investment and Registered Capital

Article 11 Total Investment

The total investment of the Hospital will be the equivalent of 8,000,000 USD (eight million US dollars).

Article 12 Registered Capital and Borrowing Authority

(1) The registered capital of the Hospital shall be the equivalent of 4,120,000 USD (four million one hundred and twenty thousand US dollars) in the form of cash. The remainder of the total amount of investment set forth in Chapter 4, Article 11, including amounts as required for working capital and other expenses, shall be raised by way of funds borrowed by the Hospital.

(2) Party A shall provide the following to the Hospital as its cooperative conditions:

i. In accordance with the Lease Agreement between the parties, under the conditions of Party B's or the Hospital's fulfilling the Agreement, the Party A shall make available Building #5 (which it owns), for rental by Party B to be used in the course of the Hospital's operation.

ii. Party A agrees to contribute to the Hospital the equivalent registered capital in RMB of 120,000 US dollars in the form of cash. The exchange of USD into RMB shall be calculated according to the rate quoted by the

People's Bank of China for the relevant currency on the date of the contribution. 100% of the registered capital contributed by Party A will be paid within 90 days of the issuance of the business licence.

(3) Party B agrees to invest the registered capital of 4,000,000 USD to the Hospital. 15% of the registered capital contributed by Party B will be paid within 90 days of the issuance of the business licence, and payment of all the remaining capital will be completed within 24 months of the issuance of the business license.

(4) Payment of the capital will be administered in accordance with the relevant laws of the People's Republic of China.

(5) After payment of the registered capital has been completed, the Patties will arrange for the issuance of a verification document by an accountant registered in China.

(6) In the event that the Board of Directors of the Hospital determines that it is desirable for the Hospital to borrow funds, the General Manager/President of the Hospital (`The General Manager/President") shall, within the limits of his authority as defined by the Articles of Association and by the Board, arrange for the Hospital to borrow such funds from a financial institution within or outside China.

Article 13 Increases in Registered Capital

The registered capital of the Hospital can be increased only where (a) the written approval of both parties has been obtained, (b) the unanimous approval of the Board of Directors has also been obtained and (c) approval of the relevant authorities.

Chapter 5

Transfer of Investment

Article 14 Limitation of Investment Transfer

Subject to the relevant laws, rules and provisions of the People's Republic of China and the provisions of this Chapter, during the term of this Contract, no Party may sell, assign, pledge, or otherwise dispose of (each a "transfer") all or any part of its interest in the Hospital without the prior written consent of the other Party (which consent shall not be unreasonably delayed or withheld) and the approval of the Examination and Approval Authority.

Article 15 Written Consent

When a Party wishes to transfer all or any part of its right and interest in the Hospital to a third party, it must receive the prior written consent of the other Party. The Party wishing to transfer all or part of its right and interest in the Hospital (the "Transferor Party") shall give written notice to the other a party stating its wish to make such transfer, proportion of right and interest it wishes to transfer, the price of such right and interest and the identity of the proposed transferee. The other party shall have the right of first refusal to purchase such right and interest on terms no less favorable than those offered to or by such intended transferee. Within 30 days after notice to such effect from the Transferor Party, the other Party shall deliver its response stating whether it chooses to exercise its right to purchase the Transferor Party's right and interest in the Hospital. If the other Party fails to respond to such notice of intent to transfer within the aforementioned 30-day period, it shall be deemed to have given its prior written consent to the Transferor Party's transfer of its right and interest to the intended transferee on the terms set forth in the above-mentioned notice.

Article 16 Transfer to Related Party

Notwithstanding the foregoing, the Parties agree that any Party may transfer all or any part of its right and interest in the Hospital to its parent or majority owned subsidiary company.

Article 17 Assistance with Approvals

Each Party agrees to assist in applying to the Examination and Approval Authority with regard to the approval of any transfer pursuant to this Article.

Article 18 Responsibility of a Transferee

Any transferee of right and interest in the Hospital shall assume the corresponding obligations and responsibilities of the Transferor Party as stipulated in this Contract.

Article 19 Cancellation Upon Transfer

Upon any transfer by a Party of all or any part of its right and interest in the Hospital pursuant to this Article,

the Transferor Party shall turn in to the Hospital for change and cancellation its investment certificate issued by the Hospital, if applicable.

Chapter 6

Responsibilities of the Parties

Article 20 Responsibilities of Party A

In addition to other duties set forth in this Contract, Party A also shall have the following responsibilities:

(1) to assist the Hospital in handling the business license and all other necessary approvals, licenses and permits for the Hospital;

(2) to assist the Hospital in handling medical waste discharge and to provide necessary medical technical support upon request;

(3) to assist the Hospital in obtaining permits for imported equipment, instruments, raw materials, and other goods, as well as assist in handling customs clearance matters;

(4) to supply the necessary documents so the Hospital may arrange for foreign staff their entry visas, residence permits and work permits;

(5) to use its best efforts to obtain for the Hospital all preferential tax treatment within local and national laws and regulations;

(6) to provide to the Hospital and Party B copies of the relevant national and local laws and regulations, notices, and any other information pertaining to the Hospital and the parties;

(7) under the legal operating conditions of the Hospital, if an event occurs which would have a detrimental effect upon the Hospital or Party B, Party A should make its best effort to protect the rights and interests of the Hospital or Party B;

(8) to assist the Hospital in arranging for or renewing relevant insurance coverage within China;

(9) to assist the Hospital in handling relevant bank, financial, tax and supply issues;

(10) to assist in such other matters as requested by the Hospital to the extent the requested party deems it appropriate.

(11) The costs of handling the said matters will be bore by the Hospital or Party B.

Article 21 Responsibilities of Party B

In addition to other duties set forth in this Contract, Party B shall also have the following responsibilities:

(1) to loan money to the Hospital to cover agreed pre-operation expenses and initial working capital requirements;

(2) to assist, in accordance with relevant Chinese government guidelines, the Hospital in supplying modern equipment, spare parts, services, goods, raw materials, and all types of medicines needed by the Hospital;

(3) to assist the Hospital in obtaining qualified management, technical and medical staff as well as corresponding services;

(4) to assist the Hospital and foreign experts to establish contact and enter into academic exchanges with concerned medical organizations;

(5) to supply medical equipment and consumable to the Hospital on favorable terms;

(6) to assist in the development of a modern management structure for the Hospital, including the establishment of medical operation system, medical records management system, required inventory control systems, bookkeeping systems, financial administration systems, training and quality control systems;

(7) to assist the Hospital to arrange for or renew insurance coverage outside China;

(8) to arrange for the opening of any foreign currency bank accounts required outside China;

(9) to assist in the arrangement for Chinese personnel of the Hospital to visit the United States for the purpose of technical training, work and other activities, and making travel, lodging and visa arrangements in connection with such visits;

(10) to assist in such other matters as requested by the Hospital to the extent the requested party deems appropriate.

(11) The costs of handling the said matters will be bore by the Hospital.

Article 22 Service Agreement

The Parties agree that the Hospital will enter into a separate service agreement with the respective Parties, which stipulate that the Parties shall provide the necessary services and assistance to the Hospital during the term of the Hospital's operation. And the Hospital will pay the Parties service fee in this connection.

Chapter 7

Board of Directors

Article 23 Composition of Board

The Board of Directors of the Hospital shall be composed of five directors, of whom two directors shall be appointed by Party A, and three directors shall be appointed by Party B. Except as set forth in Article 24 of this Chapter, the term of office of directors shall be three years, renewable upon reappointment by the appointing Party.

Article 24 Limitation of Term

(1) The term of any director who is an employee of Party A or Party B, or companies or work units affiliated with Party A or Party B, will expire when said director leaves such employment, whether by death, retirement, or other termination of employment. In addition, a board member may be removed at any time by the party which appointed him or her. In such a case, a written notification must be provided to the other party and to the Chairman of the Board of Directors.

(2) If a seat on the Board of Directors becomes vacant, the party that originally appointed the board member shall appoint a new member within thirty days to complete the remainder of the vacant member's term.

Article 25 Chairman and Meetings

(1) Party B shall appoint a board member to assume the post of chairman of the board, who will be the Hospital's legal representative. When the chairman of the board cannot fulfill his or her duties, another board member will be authorized by the chairman of the board (or by Party B if the chairman is unable to perform this designation) to fulfill the duties of the position for such time as is required.

(2) The first meeting of the Board of Directors shall be convened within one month after the Hospital is issued its operating license .

(3) Regular meetings of the board shall be convened once each year. Meetings shall be called and presided over by the Chairman. Special meetings of the board shall be convened by the Chairman at any time on a motion of two or more directors. All directors shall be notified ten days prior to the convening of a board meeting. Furthermore, a request by two or more board members may add discussion items to the board meeting agenda. The minutes of all board meetings shall be kept on file.

(4) If a member of the Board of Directors cannot attend a board meeting, he or she can authorize another board member to vote at the meeting on his or her behalf. Such authorization must be in writing, can only be to another board member, and is limited to the particular meeting in question.

(5) Four members of the board (either in person, or by written authorization to another board member as described in paragraph (4) above), are required for a quorum in order to hold a meeting. Except for the issues listed below in Article 26, decisions of the board are made by majority vote of those present and voting (in person or by proxy) at a meeting.

Article 26 Unanimous Decisions

Resolutions on the following issues may by adopted only by unanimous approval of all the directors (in person or through representation by another board member) in attendance at a board meeting:

(1) Any amendment of the Hospital 's articles of association;

(2) Any increase, transfer, sale, assignment or other decision relating directly to the Hospital's registered capital;

(3) Any merger of the Hospital with another economic organization;

(4) Dissolution or suspension of the Hospital.

Chapter 8

Management and Organization

Article 27 Structure

The Hospital shall establish an operations management structure, to be responsible for the management of the Hospital 's day-to-day work. The management structure of the Hospital will consist of a hospital General Manager/President and other management personnel. The Board of Directors of the Hospital may add additional positions to the management structure in the future in the light of request.

Article 28 Hospital General Manager/President

The hospital General Manager/President shall be appointed by the Board of Directors. The duties of the General Manager/President shall be to implement the various resolutions of the Board of Directors and to organize and direct the day-to-day operations of the Hospital as more fully provided in the Articles of Association as well as give a regularly set work report to the Board of Directors. And the General Manager/President shall be responsible and subject to the Board of Director.

Article 29 Limitation Term

The appointment and removal, and the term of the office of the Hospital General Manager/President shall be determined by the Board of Directors.

Chapter 9

Business Forecast and Budget

Article 30 Annual Business Plan and Budget

The General Manager/President is responsible for the preparation of the Hospital's annual business plan and budget and for presenting them to the Board of Directors for approval. The business plan and budget should be presented in January of each year, should contain complete and detailed information and should contain detailed information on the following issues:

(1) Proposed purchases of equipment or other assets;

(2) Complete projections on sources and uses of funds;

(3) Proposed activities for the year;

(4) Budget for the coming year with projected revenues and expenditures;

(5) Plans for employee training for the year;

(6) Foreign exchange balance plan;

(7) Proposed policy guidelines for consideration by the board;

(8) Any plans for expansion;

(9) Plan for capital investments and dispositions and borrowings.

Chapter 10

Site

Article 31 Site of Operation

Party A shall lease the site for the operation of the Hospital in accordance with the Lease Agreement.

Chapter 11

Supply of Materials and Services

Article 32 Supply of Materials and Services

The parties have agreed that the Hospital should meet international standards. Accordingly, materials and services related to the construction and operation must meet rigorous standards comparable to standards applicable to similar facilities in the United States or European countries. Where Chinese goods and services can meet these standards, such goods or services can be purchased in China. When required to meet standards or for other technical or economic reasons, the supply of such materials and services will be acquired through channels outside China.

Chapter 12

Labor Management

Article 33 Legal Requirements

The Hospital will comply with the requirements of China's Labor Law and regulations issued thereunder and arrange worker insurance and welfare expenses, trade union, and other matters covered by Chinese law and regulations.

Article 34 Labor Contracts

The Hospital will sign labor contracts with its employees. Each labor contract shall include the agreement reached between the Hospital and the employee in question concerning the type of work, technical ability and total wages of such employee (including but not limited to bonuses, housing subsidies and welfare benefits). Increases in wages and bonuses shall be determined by the Board of Directors upon the recommendation of the General Manager/President.

Article 35 Worker Safety

The Hospital shall be sensitive to the issues related to worker safety and shall take appropriate measures to create a safe working environment, in accordance with relevant laws and regulations of the Chinese government.

Article 36 Hiring and Dismissal of Employees

The Hospital shall have the right directly to recruit, hire and dismiss both expatriate and local staff and workers, as set forth in more detail in the Articles of Association. In all cases, the Hospital shall employ only those staff and workers who are qualified for the assigned responsibilities.

Chapter 13

Finances and Accounting

Article 37 Accounting System

(1) The Hospital shall establish a financial and accounting system in accordance with the requirements of Chinese laws and regulations relating to the adoption of accounting systems for joint venture undertakings. To the extent permitted by applicable law, the accounting system shall utilize methods and principles that are consistent with or most nearly approximate generally accepted international accounting principles. The financial and accounting system shall be consistent with the accounting system utilized by Party B to the extent permitted by law. The financial and accounting system shall be implemented after being approved by the Board of Directors, and shall be filed with the relevant Chinese government departments for the record.

(2) Financial statements prepared for the Hospital shall be prepared in Chinese and English, shall be true and complete and shall fairly represent the financial position of the Hospital as of the date of each such statement and the results of operations for the fiscal period covered thereby. Financial reporting to be made available to the Board of Directors and to representatives of the Parties shall be undertaken in accordance with international standards and shall include quarterly and annual reports consistent in form and content with those of Party B.

(3) The Hospital will in principle adopt Reminbi as the standard currency for the keeping of accounts. The conversion of foreign currencies into Reminbi shall be calculated according to the rate quoted by the People's Bank of China for the relevant currency on the date of the relevant transaction, unless the parties agree on and applicable law permits the use of another exchange rate for such conversions.

Article 38 Auditing

(1) The Board of Directors of the Hospital shall select an independent auditor who shall be an accountant registered in China who is capable of performing accounting work meeting both Chinese domestic accounting standards and international standards. The Board of Directors shall obtain the advice of the independent auditor in structuring the Hospital's financial office, including advice regarding appropriate numbers of personnel, required levels of expertise and training, and other issues. The independent auditor will be responsible for reviewing the Hospital's year end financial reports and for auditing the income (profit and loss) statement and the balance sheet. The Chinese and English reports on the audit shall be given to the Parties, the Board of Directors and the relevant departments of the PRC government.

(2) All account books of the Hospital shall be made available for inspection or audit by either party or its designated representative at any time.

Article 39 Bank Account and Foreign Exchange

(1) The Hospital shall open a foreign exchange account and Reminbi account with bank established in Shanghai. The Hospital may also open foreign currency accounts outside of the PRC to the extent and in the manner allowed by PRC foreign exchange regulations.

(2) The Hospital's foreign exchange transactions shall be carried out in accordance with the foreign exchange management laws and regulations of the PRC.

Article 40 Fiscal Year

The fiscal year of the Hospital shall begin on January 1 (or on the Establishment Date in the case of the first fiscal year) and end on December 31 of each year (or, in the case of the final fiscal year, on the date of expiration of this Contract or earlier dissolution of the Hospital in accordance with the provisions of this Contract).

Article 41 Profit Distribution

(1) The Board of Directors will, in its discretion, and as required by its independent accountant, under the condition of being in conformity with laws and regulations of the PRC, decide upon amounts to be allocated for reserve funds, employee bonuses, welfare funds and development funds. Unless otherwise directed by the board, or required by the Hospital's independent accountant, the total amount of these funds will not exceed 15% of the annual after-tax profits.

(2) After payment of taxes and allocation of the funds listed above in paragraph 1, the Hospital's after-tax net profit will be utilized for the purposes as determined by the Board of Directors, including business expansion. This amount will be split once a year between Party A and Party B, with Party A receiving 30% and Party B receiving 70%. If the Hospital is responsible for previous losses, such losses must be repaid prior to the computation of available profits for reinvestment or for distribution.

Article 42 Payment

Party A hereby agrees that it will do everything possible within its power to assist the Hospital to pay Party B all of its U.S. Dollar revenue payments on time, and, after obtaining the approval of the State Foreign Exchange Control Bureau and adhering to the requirements of Chinese tax and foreign exchange regulations, to remit foreign exchange out of China.

Chapter 14

Taxation and Insurance

Article 43 Hospital Taxes

The Hospital shall pay taxes and customs duties in accordance with the requirements of applicable Chinese laws. The Parties shall apply to obtain the benefits for the Hospital, the Parties and all of their employees of all of the applicable tax exemptions, reductions, privileges and preferences of the PRC.

Article 44 Individual Income Taxes

Employees of the Hospital shall pay individual income tax according to the Individual Income Tax Law of the Peoples Republic of China.

Article 45 Insurance

The Board of Directors will endeavor to ensure that the Hospital has adequate insurance coverage to protect the Hospital, the Parties, and the Hospital's employees from losses. The Hospital shall obtain property insurance, property liability insurance, professional liability insurance, and such other insurance as is, in the judgment of the Board of Directors, required for the protection of the Hospital, its personnel and its patients and customers.

Chapter 15

Confidential Information

Article 46 General Requirement of Confidentiality

Both Parties agree that, once the Hospital is established, much of the information which is developed will be of a confidential nature and should be protected accordingly by each of the Parties. In addition, where information is to be released to the public, the Parties should consult on the appropriate timing and method of release and should arrange to keep the information confidential until said release. In addition, prior to establishment of the Hospital the Parties should keep all contract discussions and information related to the Hospital's establishment and operations confidential.

Article 47 Related Organizations

The Parties shall endeavor to ensure that the confidentiality requirements stated in Article 46 of this Chapter are complied with by subsidiaries and related companies as well as by others to whom such information becomes available.

Article 48 Employees

Both Parties shall take appropriate steps to ensure that employees of their organizations and of related organizations understand the importance of confidential treatment as described above and comply with guidelines relating to confidentiality.

Chapter 16

Term of the Joint Venture

Article 49 Term

The term of cooperation of the Hospital shall be 18 years from the establishment date, or such earlier period if the contract is terminated earlier in accordance with the provisions of Chapter 17.

Article 50 Extension of Term

Prior to the expiration of the originally set term of this Contract, or any extension thereof, the term may be extended upon the agreement of the Parties, subject to approval by the Examination and Approval Authority. Negotiations for such extension shall begin not later than one year prior to the expiration of the originally set term (or extension thereof) of this Contract and, subject to the successful conclusion of such negotiations, an application for extension shall be filed with the Examination and Approval Authority not later than 180 days prior to the expiration of such term or extension.

Chapter 17

Dissolution and Liquidation

Article 51 Reasons for Dissolution

The Hospital shall be dissolved and this Contract terminated in accordance with the procedures set forth in the Law on ChineseForeign Contractual Joint Ventures, the relevant laws of the PRC and the Articles of Association of the Hospital (1) upon expiration of its original term or any extension thereof, or (2) if any of the conditions or events set forth below shall occur and be continuing, in which case the Parties shall cause their representatives on the Board of Directors, upon motion by either Party, to unanimously adopt a resolution to dissolve the Hospital:

(1) Inability to continue operations because of heavy losses suffered by the hospital;

(2) Inability to continue operations because of an event of Force Majeure (as defined in Chapter 19);

(3) Failure of either Party to perform its obligations under this Contract if, in the reasonable opinion of the non-breaching Party, such non-performance defeats the economic objectives of this Contract and of the establishment of the Hospital or creates a material risk of loss to such non breaching Party or materially and adversely affects the value of its interest in the Hospital;

(4) Failure of any Party to make its contributions in accordance with the provisions of Chapter 4 of this Contract, where such failure continues for a period of more than three months;

(5) Failure of Party A, Party B or the Hospital to fulfill the Lease Agreement, so that the Lease Agreement is terminated.

(6) Effective exclusion of any Party or its representatives from participation in the Board of Directors;

(7) Expropriation or requisition of all or a material portion of the assets or property of any Party or the Hospital in China, or in the event that the PRC government requires a reduction in Party B's right and interest in the Hospital;

(8) The suffering by the Hospital of consistent losses over an extended period of time and the accumulation of substantial debt as a result thereof;

(9) The bankruptcy of the Hospital or either of the Parties, or the dissolution, termination or cessation of operation of either party or the Hospital;

(10) The development of an unexpected situation in which the hospital has no effective way of operating;

(11) Mutual agreement of the Patties to dissolve the Hospital.

Article 52 Liquidation Committee

(1) If, upon the scheduled expiration of the term of the Hospital's business license or upon any earlier proposed dissolution of the Hospital, neither Party wishes to continue the Hospital's business either on its own or together with a third party, the Board of Directors shall adopt a resolution to liquidate the Hospital, formulate liquidation procedures and principles, establish a liquidation committee, and submit its proposals to the department in charge for verification. The department in charge shall supervise the liquidation of the Hospital, which shall proceed in accordance with the relevant laws of the PRC, the provisions of this Contract and the Articles of Association concerned.

(2) The Liquidation Committee shall be composed of three people, one assigned by Party A and two assigned by Party B. Either Party may designate an outside expert or experts to serve on the Committee, so long as Chinese law permits. The Board of Directors will report the composition of the Liquidation Committee to the department in charge.

(3) The Liquidation Committee shall proceed pursuant to a liquidation plan and the Committee will do its best to obtain the highest value for its assets.

(4) The first priority in expenditure of funds obtained in the liquidation process is the repayment of the Hospital's debts. A reasonable portion of available proceeds is to be designated for the expenses of the Liquidation Committee, including consulting fees if applicable.

(5) Once debts and direct expenses of the Liquidation Committee have been paid, 100% of the remainder goes to Party B.

(6) Once the liquidation procedure is completed, the Liquidation Committee should deliver the final report approved by the Board of Directors to the examination and approval authority, return the Hospital's operating license to the original registration organ, and complete all other procedures to cancel the registration of the Hospital. The Hospital's original books and other documents shall be given to Party B for storage.

Chapter 18

Liability for Breach of Contract

Article 53 Liability for Breach of Contract

Should all or part of the Contract be unable to be fulfilled owing to the fault of one party, the breaching party shall bear the responsibilities thus caused. Should it be the fault of both parties, they shall bear their respective responsibilities according to actual situations.

Chapter 19

Force Majeure

Article 54 Suspension of Obligations

When the obligations of a Party under this Contract cannot be performed in full or in part according to the agreed terms as a direct result of an event that is unforeseeable and of which the occurrence and consequence cannot be prevented or avoided, such as earthquake, typhoon, flood, fire and other natural disasters, and other uncontrollable events, the duties of both Parties as set forth in this Contract (except for the duties regarding confidentiality in Chapter 15), will be suspended.

Article 55 Notification

The Party which maintains that an event of Force Majeure has occurred shall immediately notify the other Party and provide appropriate evidence of the uncontrollable incident and its duration or estimated duration.

Article 56 Consultation

h F t1

If an event of Force Majeure occurs, both Parties should immediately consult each other and seek appropriate resolution and make every effort to mitigate the negative impact created by the event.

Chapter 20

Dispute Resolution

Article 57 Consultation

Any dispute, controversy or claim arising out of or relating to this Contract, or the interpretation, breach, termination or validity hereof, shall be resolved through friendly consultation. Such consultation shall begin immediately after one party has delivered to the other Party a written request for such consultation. If within 60 days following the date on which such notice is given, the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party, with notice to the other Party.

Article 58 Arbitration

Arbitration shall be conducted before the Shanghai Branch of the China International

Economic and Trade Arbitration Commission in accordance with the procedural rules for arbitration of the

Arbitration Commission. The following conditions apply to any arbitration:

(1) All arbitration proceedings shall be conducted in English and Chinese and during the proceedings all documents shall be prepared beforehand in Chinese and English;

(2) There will be one arbitrator who shall be fluent in English;

(3) During the arbitration proceedings the English version of this Contract will serve as a reference for the arbitrator;

(4) The arbitrator's final ruling will have binding effect for both parties. Allocation of the costs of arbitration will be decided by the arbitrator.

Chapter 21

Miscellaneous

Article 59 Waiver of Rights

A Party that in a particular situation waives its rights in respect of a breach of contract by the other party shall not be deemed to have waived its rights against the other Party for a similar breach of contract in other situations.

Article 60 Transferability

Neither Party may transfer all or part of this Contract or its rights or obligations under the Contract with the express written consent of the other Party and applicable government approvals.

Article 61 Refraining from Competition

In order to ensure the Parties' interests, so long as this Contract remains in full force and effect, Party A and Party B guarantee that under no circumstances will either establish in Changning District, Shanghai, another similar freestanding, wholly-owned, contractual joint venture, or equity joint, venture Hospital that competes with the Hospital established pursuant to this Contract except as an expansion of this Hospital.

Article 62 Binding Force

This Contract cannot be changed by verbal agreement. It can be amended only by written instrument signed by the authorized representative of each of the two Parties and must obtain the approval of the relevant Chinese approval authority.

Article 63 Validity

If any part of this Contract is found to be invalid this fact does not affect the validity of the remaining provisions of the Contract.

Article 64 Language

This Contract shall be written in a Chinese version and an English version. Both language versions shall have equal validity and effect.

Article 65 Notice

Notices or other communications required to be given by either Party or the Hospital pursuant to this Contract shall be sent in letter form by registered airmail or international courier service or by facsimile to the address of the other Party set forth below or to such other address as may from time to time be designated by the other Party through notification to such Party, and to the Hospital at its legal address as in effect from time to time. Notice sent by way of registered airmail shall be deemed effectively given on the signature date of the receipt for the registered letter; or on the tenth day after delivery to an internationally recognized courier service; Notice sent by fax will be deemed received within two working days of the date it was sent. The names and addresses for official notifications are as follows:

Party A: Mr./Ms.

#1111, Man Xia Road, Shanghai 200336, PRC

Phone: 86-21-6290-9911

Fax: 86-21-6290-6478

Party B: Ms. Roberta Lipson, President

or Mr. Robert Goodwin, Executive Vice President

U.S.-China Industrial Exchange, Inc.

7201 Wisconsin Ave.

Bethesda, MD 20814, U.S.A.

Phone: 301-215-7777

Fax: 301-215-7719

Article 66 Entire Agreement

This Contract and its attachments constitute the entire agreement between the Parties. It replaces all previous meeting minutes and agreements between the Parties.

Article 67 Examination and Approval

This Contract must be examined and approved by the Ministry of Foreign Trade & Economic Cooperation, PRC.

This Contract is executed by the representatives of the Parties on February 8, 2002 in Shanghai, China.

For Party A For Party B

Shanghai Changning District Central Hospital U.S. - China Industrial Exchange, Inc.

_________________________________ _________________________________

Xu Wei Ren Roberta Lipson

President Chairman of the Board, President, CEO